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                                                                 DRAFT  01/25/96



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                  ____________

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940
                                  ____________

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     The Prudential Variable Contract Account GI-2

Address of Principal Business Office (No. & Street, City, State Zip Code):

          Prudential Plaza, Newark, New Jersey  07102-3777

Telephone Number (including area code):

          (201) 802-6000

Name and address of agent for service of process:

          Thomas C. Costano, Assistant General Counsel, The Prudential Insurance Company of America, 213 Washington Street, Newark, New Jersey 07102-2992

Copy to: Jeffrey C. Martin, Shea & Gardner, 1800 Massachusetts Avenue, N.W., Washington, D.C. 20036

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [x]    NO [ ]


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940 the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Newark and the state of New Jersey on the __________ day of __________________, 1996.



[SEAL]




                        Signature: THE PRUDENTIAL VARIABLE
                                   CONTRACT ACCOUNT GI-2
                                   -----------------------------------
                                        (Name of Registrant)


                              By:  The Prudential Insurance
                                   Company of America
                                   -----------------------------------
                                        (Name of Depositor)


                              By:
                                   -----------------------------------
                                   (Name of Officer of Depositor)

Attest:
         -------------------------
                 (Name)

--------------------------------   ------------------------------

            (Title)                          (Title)